Exhibit 99.1

Bichara Named Praxair Vice President, General Counsel and Corporate Secretary; Jim Breedlove Announces Retirement

DANBURY, Conn.--(BUSINESS WIRE)--October 31, 2014--Praxair, Inc. (NYSE:PX) has announced that senior vice president, general counsel & corporate secretary, Jim Breedlove, will retire on February 27, 2015, after 10 years of service with Praxair. Guillermo Bichara, currently associate general counsel & assistant secretary, will succeed Breedlove as vice president, general counsel & corporate secretary effective January 1. Breedlove will serve in an advisory capacity to the company from January 1 until February 27.

Bichara will lead Praxair’s legal, compliance & ethics, and government affairs departments and will report to Praxair Chairman and CEO Steve Angel.

“Guillermo brings critical global experience to his new role as general counsel,” Angel said. “Since joining Praxair, Guillermo has spent much of his career working in our international businesses and has made a great impact as a leader, business confidant and a legal expert.”

Bichara joined Praxair in 2006 as director of legal affairs at Praxair Mexico. One year later, he was named vice president and general counsel of Praxair Asia, a position he held for four years. In 2011, he was named associate general counsel with responsibility for Praxair Europe and Praxair Mexico. In 2013, Bichara was promoted to associate general counsel & assistant secretary. Prior to joining Praxair, he was corporate counsel at CEMEX, Mexico’s global leader in the building materials industry, and was a foreign associate and counsel, respectively, at Skadden, Arps, Slate, Meagher & Flom and White & Case. Bichara holds a law degree from the Instituto Tecnologico y de Estudios Superiores de Monterrey and master of laws (LL.M.) degree in international legal studies from New York University, and is admitted to practice in New York and Mexico.

About Praxair

Praxair, Inc., a Fortune 250 company with 2013 sales of $12 billion, is the largest industrial gases company in North and South America and one of the largest worldwide. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, primary metals and many others. More information about Praxair, Inc. is available at www.praxair.com.

CONTACT:
Praxair, Inc.
Media
Jason Stewart, 203-837-2448
jason_stewart@praxair.com
or
Investors
Kelcey Hoyt, 203-837-2118
kelcey_hoyt@praxair.com